EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. and subsidiaries (the “Company”) on Form S-4 of our report dated January 22, 2004 (except for Note 26, as to which the date is June 25, 2004) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 147, “Acquisition of Certain Financial Institutions” and an explanatory paragraph related to reclassification adjustments necessary to give retroactive effect to the Company’s discontinued operations) appearing in the Current Report on Form 8-K of the Company dated July 6, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Cleveland, Ohio

October 5, 2004